SECOND AMENDMENT TO AGREEMENT
                          -----------------------------

     This Second Amendment to Agreement (the "Agreement") is effective as of July 1, 2001, and is by and among ZiaSun Technologies, Inc., a Nevada Corporation, (hereinafter referred to as "ZiaSun"), Online Investors Advantage Incorporated, a Utah corporation ("OIA"), and D. Scott Elder, Ross W. Jardine, David McCoy and Scott Harris, (hereinafter collectively referred to as the "Shareholders"), and amends and modifies that certain Acquisition Agreement and Plan of Reorganization between the parties dated March 31, 1999 (the "Acquisition Agreement") and that certain Amendment to Agreement dated May 31, 2000 (the First Amendment").

                                    RECITALS
                                    --------

     A. Whereas, on March 31, 1999, ZiaSun and the Shareholders entered into that certain Acquisition Agreement under which ZiaSun would acquire in a stock for stock exchange all of the capital stock of OIA. All of the capital stock of OIA was owned by the Shareholders as of that date.

     B. Whereas, pursuant to the terms of the Acquisition Agreement, in exchange for all of the capital stock of OIA owned by the Shareholders, the Shareholders were to receive total Acquisition Consideration from ZiaSun of:

          (a) Cash in the amount of $400,000 distributed pro rata to the OIA Shareholders; and

          (b) 6,000,000 (post-split adjusted) shares of the previously authorized but unissued unregistered and restricted shares of the Common Stock of ZiaSun based on anticipated earnings of OIA of $2,500,000 for the period from April 1, 1999 through March 31, 2000 (the "Earn Out Period").

     C. Whereas, pursuant paragraph 1.3 of the Acquisition Agreement, the OIA shareholders received cash of $400,000 and 1,000,000 (post-split adjusted) shares of the Common Stock of ZiaSun at closing on April 7, 1999, with the balance of 5,000,000 (post-split adjusted) held in escrow pursuant to paragraph
1.4 of the Acquisition Agreement.

     D. Whereas, paragraph 1.5 of the Acquisition Agreement provides for the calculation of the actual OIA earnings and provides that actual OIA earnings for the earnings period shall be calculated based on EBITDA determine in accordance with general accepted accounting principals. Actual OIA earnings shall mean the total gross sales of OIA less the costs of sales, less general administrative expenses before interest, taxes, depreciation and amortization.

     E. Whereas, paragraph 1.6 of the Acquisition Agreement provided that adjustments based on the actual OIA earnings shall be made as follows:

               (a) Reduction Adjustment. In the event that the actual OIA earnings are less than $2,500,000, then the total number of Escrow Shares shall be reduced on a one share basis for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of actual OIA earnings less than $2,500,000.

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               (b)  Increase  Adjustment.  In the  event  that  the  actual  OIA earnings are greater than $2,500,000, then ZiaSun shall issue such additional shares on the basis of one additional share for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of actual OIA earnings greater than $2,500,000.

     F. Whereas, following the end of the Earn Out Period as provided in the Acquisition Agreement, OIA's audited EBITDA earnings for the period from April 1, 1999 through March 31, 2000 was reported as $10,910,076, which would have resulted in ZiaSun owing 21,820,152 (post-split adjusted) shares of its common stock at March 31, 2000 to the OIA Shareholders. The value of these shares at March 31 was $248,204,230 which amount would have been added to the goodwill on the Company's balance sheet. OIA's audited EBITDA earnings for the period from April 1, 1999 through March 31, 2000 was later adjusted because of unpaid sales tax during that period that were later accounted for, a result of which a potential adjustment may be required as set forth herein.

     G. Whereas, ZiaSun and the Shareholders jointly recognized that it would not be in the best interests of ZiaSun to have such a large goodwill burden going forward, and the parties agreed to and entered into the First Amendment under which the Shareholders would exchange 12,000,000 of the (post-split adjusted) shares they were to receive pursuant to the terms of the Acquisition Agreement, for $6,000,000 in cash.

     H. Whereas, in accordance with the First Amendment, the Shareholders receive $6,000,000 in cash and 9,820,152 (post-split adjusted) shares of ZiaSun's common stock of which 5,000,000 shares had been previously issued to the Shareholders and were held in escrow pursuant to the terms of the Acquisition Agreement, and an total of 4,820,152 new restricted shares were issued collectively to the Shareholders.

     I. Whereas, following the completion of the audit of the financial statements of ZiaSun for the year ended December 31, 2000, by BDO Seidman, LLP, the independent auditors of ZiaSun, it was determined that OIA had inadvertently failed to filed certain sales tax returns and make the payment of sales tax on certain sales of the educational workshops of OIA for sales that had occurred in 1998, 1999 and 2000. As a result of the oversight in payment of sales taxes for these years ZiaSun accrued a sales tax liability of $3,004,914 on its financial statements for the year ended December 31, 2000, representing the potential sales, tax, penalties and interest that ZiaSun may be liable for the years 1998, 1999 and 2000.

     J. Whereas, had OIA paid sales tax on sales made during the Earn Out Period, the audited EBITDA earnings of OIA during the Earn Out Period would have been less than initially audited and consequently the number of shares which the Shareholders would have been entitled to under the terms of the Acquisition Agreement and First Amendment, would have been less.

     K. Whereas, after an analysis of the potential sales tax liability of ZiaSun on sales made during the Earn Out Period and the benefits received by ZiaSun and the Shareholders as a result of the modified earn out as reflected in the First Amendment, ZiaSun and the Shareholders have agreed to a further amendment and modification of the provisions pertaining to an adjustment of shares issuable to the Shareholders pursuant to paragraph 1.6 of the Acquisition Agreement and First Amendment, as set forth herein.

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                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ZiaSun and the Shareholders hereby agree as follows:

     1. ZiaSun Obligation of Sales Tax Paid. ZiaSun and the Shareholders hereby agree, that in light of the benefits received by ZiaSun as a result of the adjustment set forth in the First Amendment, and the uncertainly as to the exact amount of sales tax liability which may be paid, if during the three (3) year period commencing from the date of this Agreement (July 1, 2001 through June 30, 2004), any sales tax liability is paid for sales made during the Earn Out Period, then ZiaSun shall absorb and be solely responsible for the payment of any actual sales tax liability up to the amount of $554,000 (the "ZiaSun Sales Tax Obligation"), on sales made by OIA during the Earn Out Period.

     2. Shareholders Obligation of Sales Tax Paid and Adjustment to Shares Issued Pursuant to Acquisition Agreement, as amended, ZiaSun and the Shareholders hereby agree that in the event that the actual sales tax paid by ZiaSun on sales made by OIA during the Earn Out Period exceeds the amount of ZiaSun Sales Tax Obligation, then the Shareholders shall reduce, return and deliver to ZiaSun, 1 share for each $0.50 of actual sales taxes paid by ZiaSun, in excess of $554,000 (the "Shareholders Sales Tax Obligation").

     3. Delivery of INVESTools Restricted Shares. The Shareholders, jointly and severally agree, that the shares, if any, to be returned to ZiaSun by the Shareholders to cover the Shareholders Sales Tax Obligation, shall be restricted shares of INVESTtools, Inc., a Delaware corporation ("INVESTools"), which the Shareholders will receive as part of their transition bonuses, in conjunction with the consummation of the anticipated merger by and between ZiaSun and Telescan, Inc., with INVESTools. In this regard, the return of any Shares shall first be made through the reduction of the number of restricted shares to be issued in installments pursuant to the transition bonus, from the later installments and thereafter from the earlier installments.

     4. Contingent Delivery of INVESTools Registered Shares or Shares of ZiaSun. The Shareholders, jointly and severally agree, that in the event that there are insufficient INVESTtools restricted shares held by, or to be delivered to the Shareholders, pursuant to the transition bonuses, to satisfy any adjustments required to cover the Shareholders Sales Tax Obligation, then Shareholders shall return and deliver to ZiaSun such additional registered shares of INVESTools received by the Shareholders as a result of the consummation of the anticipated merger by and between ZiaSun and Telescan, Inc., with INVESTools, on the basis of 1 share for each $0.50 of Shareholders Sales Tax Obligation, to satisfy the Shareholders Sales Tax Obligation. Or, if the merger by and between ZiaSun and Telescan, Inc., with INVESTools is not consummated, then the Shareholders shall return and deliver to ZiaSun such additional shares of ZiaSun, as required, on the basis of 1 share for each $0.50 of Shareholders Sales Tax Obligation, to satisfy the Shareholders Sales Tax Obligation.

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     5.  Adjustment of Shares  Deliverable  by  Shareholders.  In the event that
ZiaSun or INVESTools shall effect, make or authorize, the payment of a stock dividend, any adjustment, recapitalization, reorganization, or other change in ZiaSun's or INVESTool's capital structure or their business, or any merger or consolidation of ZiaSun or INVESTools, or a change in the exchange ratio of the contemplated merger of ZiaSun and Telescan, or other increase or reduction of the number of shares of the stock outstanding, or any other corporate act or proceedings of ZiaSun or INVESTools, whether of a similar character or otherwise, then the number of shares of stock subject to the satisfaction of the Shareholders Sales Tax Obligation, shall: (1) in the event of an increase in the number of outstanding shares, be proportionately increased, and the dollar amount per share counterpart shall be proportionately reduced; and, (2) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the dollar amount per share counterpart shall be proportionately increased.

     By way of example and for the purpose of clarification, in event that ZiaSun or INVESTools effects 1-for-2 reverse stock split, then the Shareholders shall reduce, return and deliver to ZiaSun, 1 share for each $1.00 of actual sales taxes paid by ZiaSun, in excess of $554,000, rather than 1 share for each $0.50 of actual sales taxes paid by ZiaSun, in excess of $554,000. In the event of 1-for-4 reverse stock split, then the Shareholders shall reduce, return and deliver to ZiaSun, 1 share for each $200 of actual sales taxes paid by ZiaSun, in excess of $554,000, rather than 1 share for each $0.50 of actual sales taxes paid by ZiaSun, in excess of $554,000.

     6. Amendment to Agreement. The Shareholders and ZiaSun hereby agree that the terms of the Acquisition Agreement and First Amendment, are amended and modified to reflect the agreement and undertakings of ZiaSun and the Shareholders, as set forth herein.

     7. All other terms and conditions of the Acquisition Agreement and First Amendment shall remain in full force and effect.

     8. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter contained in this Agreement. All prior or contemporaneous agreements, representations or warranties, written or oral, between the parties are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party. In the event that any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent consistent with the intent of the parties as of the effective date of this Agreement.

     9. No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

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     10. Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

     11. Choice of Law. This Agreement and its application shall be governed by the laws of the State of California.

     12. Counterparts and/or Facsimile Signature. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     13. Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

                                            ZIASUN TECHNOLOGIES, INC.
                                            A Nevada Corporation

Dated: July 26, 2001                        /S/ Allen D. Hardman
                                            -----------------------------------
                                            By:  Allen D. Hardman
                                            Its: President and COO


                                            ONLINE INVESTORS ADVANTAGE, INC.
                                            A Utah Corporation


Dated: July 9, 2001                         /S/ D. Scott Elder
                                            -----------------------------------
                                            By:  D. Scott Elder
                                            Its: Chief Executive Officer


Dated: July 9, 2001                         /S/ David McCoy
                                            -----------------------------------
                                            By:  David McCoy
                                            Its: President

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                                            SHAREHOLDERS

Dated: July 9, 2001                         /S/ D. Scott Elder
                                            -----------------------------------
                                            D. Scott Elder


Dated: July 10, 2001                        /S/ Ross W. Jardine
                                            -----------------------------------
                                            Ross W. Jardine


Dated: July 9, 2001                         /S/ David McCoy
                                            -----------------------------------
                                            David McCoy


Dated: July 9, 2001                         /S/ Scott Harris
                                            -----------------------------------
                                            Scott Harris

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